                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                      ----------


                                     SCHEDULE 13G
                                    (RULE 13d-102)


               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                                 PURSUANT TO 13d-2(b)

                                 (Amendment No. 3)(1)




                          HEALTH SYSTEMS DESIGN CORPORATION
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                     421964 10 7
--------------------------------------------------------------------------------
                                    (CUSIP Number)


                                  DECEMBER 31, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     / /   Rule 13d-1(b)
     / /   Rule 13d-1(c)
     /X/   Rule 13d-1(d)

--------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP No. 421964 10 7                 13G                      Page 2 of 5 Pages

--------------------------------------------------------------------------------
 1.  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          CATHERINE C. ROTH
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  / /
                                                                      (b)  / /
--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
          USA
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES                919,634
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY               267,466
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING              919,634
 PERSON WITH   8.   SHARED DISPOSITIVE POWER
                         267,466
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,187,100 SHARES
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                       / /
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          APPROXIMATELY 17.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 421964 10 7                 13G                      Page 3 of 5 Pages


Item 1(a).     NAME OF ISSUER:
                    HEALTH SYSTEMS DESIGN CORPORATION
               -----------------------------------------------------------------

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                    1330 BROADWAY, OAKLAND, CA 94612
               -----------------------------------------------------------------

ITEM 2(a).     NAME OF PERSON FILING:
                    CATHERINE C. ROTH
               -----------------------------------------------------------------

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                    1330 BROADWAY, OAKLAND, CA 94612
               -----------------------------------------------------------------

ITEM 2(c).     CITIZENSHIP:
                    USA
               -----------------------------------------------------------------

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:
                    COMMON STOCK
               -----------------------------------------------------------------

ITEM 2(e).     CUSIP NUMBER:
                    421964 10 7
               -----------------------------------------------------------------

ITEM 3.   If this statement is filed pursuant to Rules 13d-1(b), OR 13d-2(b) OR
          (c), CHECK WHETHER THE PERSON FILING IS A:

    (a)   / /  Broker or dealer registered under Section 15 of the Exchange Act.

    (b)   / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c)   / /  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

    (d)   / /  Investment company registered under Section 8 of the Investment
               Company Act.

    (e)   / /  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

    (f)   / /  An employee benefit plan or endowment fund in accordance with
               Rule 13d-1(b)(1)(ii)(F).

    (g)   / /  A parent holding company or control person in accordance with
               Rule 13d-1(b)(ii)(G).

    (h)   / /  A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act.

    (i)   / /  A church plan that is excluded from the definition of an
               investment company under Section   3(c)(14) of the Investment
               Company Act.

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CUSIP No. 421964 10 7                 13G                      Page 4 of 5 Pages


    (j)   / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)
               If this statement is filed pursuant to Rule 13d-1(c), check this
               box.                                                        / /

ITEM 4.   OWNERSHIP.

    (a)   Amount beneficially owned:
               1,187,100 SHARES
          ----------------------------------------------------------------------

     (b)  Percent of class:
               APPROXIMATELY 17.7%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

     (i)  Sole power to vote or to direct the vote       919,634
                                                    ----------------------------
     (ii) Shared power to vote or to direct the vote     267,466
                                                      --------------------------
     (iii)Sole power to dispose or to direct the disposition of       919,634
                                                                ----------------
     (iv) Shared power to dispose or to direct the disposition of     267,466
                                                                  --------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               OF THE 1,187,100 SHARES SHOWN AS BENEFICIALLY OWNED BY MS. ROTH, 919,634 ARE HELD IN THE NAME OF THE ROTH FAMILY TRUST DTD. 4/1/96, OF WHICH MS. ROTH IS A TRUSTEE, AND 267,466 ARE HELD IN THE NAMES OF MS. ROTH'S CHILDREN.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

               NOT APPLICABLE

ITEM 10.  CERTIFICATION.

               NOT APPLICABLE

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CUSIP No. 421964 10 7                 13G                      Page 5 of 5 Pages

                                      SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    FEBRUARY 14, 1999
                                        ----------------------------------------
                                                         (Date)

                                                  /s/ CATHERINE C. ROTH
                                        ----------------------------------------
                                                       (Signature)

                                                     CATHERINE C. ROTH
                                        ----------------------------------------
                                                       (Name/Title)